EXHIBIT 10.4

STOCK PURCHASE AGREEMENT

by and among

IMPRIMIS PHARMACEUTICALS, INC.,

JONATHAN NGUYEN,

JULIE TRINH

and

JT PHARMACY, INC.

(D/B/A CENTRAL ALLEN PHARMACY)

Dated as of July 10, 2015

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 10, 2015 (“Effective Date”), by and among Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Purchaser”), Jonathan Nguyen, Julie Trinh (each, a “Seller” and collectively, the “Sellers”), JT Pharmacy, Inc. (d/b/a Central Allen Pharmacy), a Texas corporation (the “Company”) which for tax purposes has made an election under subchapter S of the Internal Revenue Code of 1986, as amended. Each of the foregoing may be referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Appendix A hereto.

WHEREAS, the Sellers together own one hundred percent (100%) of the issued and outstanding shares of the common stock of the Company (the “Shares”);

WHEREAS, the Company develops, produces and sells retail and compounded pharmaceuticals (the “Business”); and

WHEREAS, the Sellers desire to sell the Shares to the Purchaser, and the Purchaser desires to purchase the Shares from the Sellers, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each Party hereto, intending to be legally bound, hereby agrees as follows:

ARTICLE I.
SALE AND PURCHASE

Section 1.1. Agreement to Sell and Purchase. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller does hereby sell, assign, transfer, convey and deliver all of its Shares free and clear of all Encumbrances, to the Purchaser, and the Purchaser shall purchase and accept all of the Shares from such Seller (the “Purchase”) in exchange for the Purchase Price (as defined below).

Section 1.2. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., prevailing Pacific Time, on the second business day following the issuance of a license to conduct sterile compounding at the present facility located at 1105 N. Central Expressway, Suite 2110 Allen, Texas, by Texas State Board of Pharmacy and following the Purchasers reasonable receipt of diligence materials and requests(the “Closing Date”) remotely by electronic exchange of documentation.

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Section 1.3. Closing Deliverables.

(a) At the Closing, the Sellers shall deliver (or cause to be delivered) to the Purchaser or its designee:

(i) (A) stock certificate(s) representing the Shares, and (B) a stock power, in a form satisfactory to the Purchaser covering the Shares, with all stock transfer Taxes, if any, paid for in full;

(ii) a certificate of good standing with respect to the Company issued by the State of Texas;

(iii) a receipt duly executed by the Sellers evidencing the receipt of the Purchase Price (as defined below);

(iv) a counterpart of this Agreement, duly executed by the Sellers and the Company;

(v) an assignment of the Lease Agreement, duly executed by Healthcare Reit, Inc.;

(vi) certified copies of the resolutions of the Board of Directors of the Company and the stockholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(vii) all consents, authorizations and approvals set forth on Schedule 2.5 (including, without limitation, approval of the Texas State Board of Pharmacy);

(viii) if not owned by the Company, Sellers and their Affiliates granting to Purchaser and its Affiliates a perpetual, fully paid and exclusive license to use the “Central Allen Pharmacy” name and related marks and logos whether registered or unregistered, if any, for commercial purposes related to the healthcare industry;

(ix) ISO No. 7 certification of the Company’s cleanroom structure and environment, on terms satisfactory to Purchaser;

(x) The issuance of a license to conduct sterile compounding at the present facility located at 1105 N. Central Expressway, Suite 2110 Allen, Texas, by Texas State Board of Pharmacy;

(xi) an employment letter or agreement executed by Mr. Nguyen agreeing to maintain his employment with Purchaser up to two (2) weeks after Closing, and to further take all actions necessary to cause him to be substituted as the pharmacist-in-charge;

(xii) a certificate, dated as of the Closing Date, duly executed by an executive officer of the Company, certifying that true and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date, are attached to such certificate and further certifying that all of the representations and warranties of the Sellers set forth in ARTICLE II hereof are true and correct in all material respects;

(xiii) evidence satisfactory to the Purchaser with respect to the resignation of all directors (or persons in similar positions) of the Company; and

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(xiv) a certificate from each Seller, dated as of the Closing Date, prepared in accordance with Treasury Regulation Section 1.1445-2(b)(2) and in a form reasonably acceptable to Purchaser, certifying each Seller’s non-foreign status.

(b) At the Closing, the Purchaser shall deliver (or cause to be delivered) to the Sellers:

(i) a counterpart of this Agreement, duly executed by the Purchaser; and

(ii) a counterpart to the Lease Agreement, duly executed by the Purchaser.

Section 1.4. Purchase Price. At the Closing, Purchaser shall deliver to the Sellers (collectively, and not individually) payment, by wire transfer to a bank account designated in writing by the Sellers in immediately available funds, a cash payment of (i) three-hundred sixty thousand dollars ($360,000) and (ii) a further amount in cash equal to the value of the verified inventory calculated in accordance with GAAP, owned by the Company as of the Closing Date in an amount not to exceed sixty thousand dollars ($60,000) (with the total cash payment referred to herein as the “Purchase Price” which will not exceed four-hundred and twenty thousand dollars ($420,000) in the aggregate).

Section 1.5. Release of Claims. In further consideration of the transactions contemplated hereby, each of the Sellers hereby irrevocably and unconditionally releases, waives and holds the Company, its Affiliates, predecessors, successors and assigns, and its and their respective directors (or persons in similar positions), officers, employees, shareholders, equity holders and agents harmless from and against any and all claims of any nature (the “Sellers Claims”) arising prior to and through the Closing (the “Release”). It is further agreed and understood that this Release is a full and final release of all the Sellers Claims whether known or unknown, fixed or contingent, manifested or unmanifested. The Sellers hereby waive the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing Date including California Civil Code Section 1542, which provides as follows: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR. Notwithstanding the foregoing, the Release does not release, and is not a waiver of, any claims by Sellers (or Sellers’ heirs and assigns) arising under or relating to this Agreement or any agreement, document, or certificate entered into in connection with this Agreement or any unpaid compensation due to them in their capacity as employees of the Company prior to Closing.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Sellers’ Disclosure Schedules (the disclosure in any section of the Seller’s Disclosure Schedules shall qualify other sections of this Agreement to the extent it is readily apparent from the face of the statement that it is applicable thereto), the Sellers jointly and severally represent and warrant to the Purchaser as follows:

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Section 2.1. Organization; Good Standing; Qualification and Power. The Company is duly incorporated, validly existing and in good standing under the Laws of Texas, has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently being conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of the Company requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Fundamental Documents of the Company, true and complete copies of which have been delivered to the Purchaser, are in full force and effect.

Section 2.2. Authorization. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Seller has been duly authorized by all necessary action on the part of such Seller. This Agreement, and each of the other agreements being delivered by each Seller in connection herewith, has been duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding obligation of the other Parties, constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms.

Section 2.3. Title to Shares. The Sellers have good and valid title to the Shares and at the Closing will transfer to the Purchaser good and valid title to the Shares, free and clear of any Encumbrances.

Section 2.4. Non-contravention. The execution, delivery and performance of this Agreement by each Seller and the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not (i) violate any Law to which each Seller, the Company or any of their respective Assets are subject, (ii) violate any provision of the Fundamental Documents of the Company, (iii) violate, conflict with, result in a breach of, in any material respect, or constitute (with due notice or lapse of time or both) a material default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which each Seller or the Company is a party or by which any of them is bound or to which any of their respective Assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Company.

Section 2.5. Consents and Approvals. Schedule 2.5 sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each declaration to or filing or registration with any Governmental Entity, that is required of or to be made by the Company or each Seller in connection with the execution and delivery of this Agreement by any of them or the performance by any of them of their respective obligations hereunder.

Section 2.6. Capitalization of the Company.

(a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, of which 100,000 shares of common stock are issued and outstanding; all of which are owned (beneficially and of record) by the Sellers. Except for the Shares, there are no shares or other securities of the Company issued or outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable and no personal liability attaches to the ownership thereof.

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(b) Upon the consummation of the transactions contemplated by this Agreement, and assuming the Purchaser’s full payment of the Purchase Price, the Purchaser will own all of the issued and outstanding shares of the Company free and clear of all Encumbrances, proxies, voting trusts or agreements or other restrictions and limitations of any kind.

Section 2.7. Subsidiaries. The Company does not have any Subsidiaries.

Section 2.8. Liabilities. The Company does not have any Liability as of the Closing Date.

Section 2.9. Compliance with Law.

(a) The Company has not been in, nor has any material Liability in respect of any, violation of any Laws that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its Assets (including, without limitation, any Health Care Legal Requirement), and no Proceeding is pending, or to the Knowledge of the Sellers, threatened, alleging any such violation or noncompliance.

(b) The Company has all Permits necessary for the conduct of its business as presently conducted and as proposed to be conducted, and each of the Permits is in full force and effect, the Company is in compliance, in all material respects, with the terms, provisions and conditions thereof. Schedule 2.9 sets forth a list of all the Permits, and the Sellers have furnished to the Purchaser true and complete copies of all of the Permits.

Section 2.10. Title to Properties. The Company owns good, valid and marketable title, free and clear of all Liens and Encumbrances, to all of its tangible Assets.

Section 2.11. Tax Matters.

(a) The Company has timely filed when due all Tax Returns required by applicable Law to be filed with respect to the Company, and all such Tax Returns were true, correct and complete in all material respects as of the time of such filing.

(b) All Taxes due and payable by or on behalf of the Company (whether or not shown on any Tax Return), or for which the Company may be liable if required to have been paid, have been paid.

(c) Schedule 2.11(c) sets forth each jurisdiction in which the Company is subject to Tax and the type of Tax to which the Company is subject.

(d) The Company has withheld and paid all Taxes to the applicable Governmental Entity required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

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(e) The Company is, and since its inception always has been, an “S corporation” within the meaning of Section 1361(a)(1) of the Code for U.S. federal and state income Tax purposes. The Company will not have any liability for any Tax under Section 1374 of the Code (or any corresponding or similar provision of Tax Law) in connection with a deemed sale of assets pursuant to a Section 338(h)(10) Election (if applicable).

(f) Each of the Sellers is an individual that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

Section 2.12. Litigation. There is no Proceeding pending or, to the Knowledge of the Sellers, threatened by or against, or affecting the Assets of, the Company or to the Knowledge of the Sellers, against any officer, director, shareholder, Employee or agent of the Company in their capacity as such or relating to their employment services or relationship with the Company, and the Company is not bound by any Order.

Section 2.13. Employee Benefits. The Company has not established any “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)).

Section 2.14. Related Party Transactions. Schedule 2.14 sets forth a true, accurate and complete list of each Contract entered into between the Company, on the one hand, and any current or former Affiliate, stockholder or Employee of the Company, including the Sellers and their Affiliates, on the other hand.

Section 2.15. Environmental Matters. The Sellers and the Company possess all permits and other governmental authorizations required under applicable Environmental Laws for the conduct of the Business, and are in compliance with the terms and conditions thereof and are in compliance, in all material respects, with all applicable Environmental Laws. All permits and other governmental authorizations currently held by the Sellers and the Company pursuant to applicable Environmental Laws are identified in Schedule 2.15.

Section 2.16. Sufficiency of Assets; Inventory. The Assets of the Company include all of the Assets that are reasonably necessary for the operation of the business of the Company immediately following the Closing in substantially the same manner as currently conducted by the Sellers and the Company. The Company has all necessary authorizations, approvals and similar rights necessary to maintain its business following the Closing in substantially the same manner as currently conducted by the Company. All inventory of the Company consists of a quality and quantity usable and salable in the ordinary course of business.

Section 2.17. Directors and Officers. Schedule 2.17 lists all of the directors (or Persons in similar positions) and officers of the Company, their annual compensation levels and the dates on which they assumed their respective offices.

Section 2.18. Material Contracts. Schedule 2.18 sets forth a true and complete list of each material Contract, which shall mean a Contract that amounts to an excess of $10,000 per year in expenses or revenues, to which the Company is a party or otherwise relating to or affecting any of its Assets (each, a “Material Contract”).

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Each Material Contract (a) is valid, binding and enforceable against the Company and, to the Knowledge of the Sellers, against each other party thereto, in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (b) is in full force and effect on the date hereof and the Company, as the case may be, has materially performed all obligations, including, but not limited to, the timely making of any rental or other payments, required to be performed by it under, and is not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Each other party to each Material Contract has materially performed all obligations required to be performed by it under and is not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. There has been made available to the Purchaser (i) a true and complete copy of each of the Material Contracts, together with all amendments, waivers or other changes thereto, and (ii) a true and correct description of all oral Contracts to which the Company is a party or by which any of its Assets may be bound.

Section 2.19. Brokers. There are no claims, and will not be any claims, for brokerage commissions or finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Company, the Sellers or any of their respective Affiliates.

ARTICLE III.

AGREEMENTS

Section 3.1. Non-Competition; Non-Solicitation and Interference; No Competing Transactions. The Sellers acknowledge and agree that (A) the agreements and covenants contained in this Section 3.1 are (i) reasonable and valid temporal scope and in all other respects, and (ii) essential to protect the value of the business and Assets of the Company and (B) each Seller has obtained knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company. Each Seller also acknowledges that the Purchaser has agreed to purchase the Shares in reliance on the covenants made by such Seller in this Section 3.1, and that the Purchaser would not have agreed to purchase the Shares in the absence of the covenants made by such Seller in this Section 3.1. Therefore, each Seller agrees that, during the Restricted Period, such Seller shall not, directly or indirectly, individually or jointly, own any interest in, operate, join, control or participate as a partner, director, principal, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for, any Person (other than the Company), that engages in any Competitive Activities. Each Seller further agrees that, during the Solicitation Restricted Period, such Seller shall not, directly or indirectly, for its own account or for the account of any other Person, engage in Interfering Activities during the Solicitation Restricted Period. Notwithstanding anything herein to the contrary, this Section 3.1 shall not prevent the Seller from acquiring as an investment securities representing not more than twenty (20%) of the voting securities of any corporation where such securities are listed on a recognized stock exchange.

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Section 3.2. Tax Matters.

(a) Section 338(h)(10) Election.

(i) Purchaser and the Sellers shall, and shall cause any necessary Affiliates to, take such actions as are necessary to make an election under Section 338(h)(10) of the Code (and any corresponding elections under other Tax Laws) with respect to the purchase and sale of the Company hereunder (the “Section 338(h)(10) Election”). Purchaser and the Sellers shall cooperate with each other to take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effect and preserve the Section 338(h)(10) Election.

(ii) As soon as practicable after Purchaser’s exercise of its Section 338(h)(10) Election, Purchaser shall prepare a schedule (the “Allocation Schedule”) allocating the Total Tax Consideration among the Assets of the Company as required by Sections 1060 and 338(h)(10) of the Code and the Treasury regulations thereunder. Purchaser shall deliver such Allocation Schedule to the Sellers.

(iii) The Allocation Schedule shall be final and binding on Purchaser and the Sellers. Purchaser and the Sellers shall prepare and file their Tax Returns and cause their Affiliates to prepare and file their Tax Returns (and, for the avoidance of doubt, the Company for such purposes shall be deemed an Affiliate of the Sellers to the extent the Sellers control the preparation and filing of the Tax Returns of the Company) on a basis consistent with the Allocation Schedule.

ARTICLE IV.
SURVIVAL AND INDEMNIFICATION

Section 4.1. Survival of Representations, Warranties. Each of the representations and warranties made by the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing for a period terminating on the last ending of any applicable statute of limitations period. The covenants and agreements of the Sellers and the Purchaser in this Agreement and in any schedule, instrument or other document delivered pursuant to this Agreement shall survive in accordance with their respective terms.

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Section 4.2. Indemnification by the Sellers.

(a) From and after the Closing, the Sellers shall jointly and severally indemnify and hold harmless the Purchaser, the Company and their respective officers, directors (or Persons in similar positions), parent and subsidiary entities, successors and assigns (collectively, the “Purchaser Indemnified Parties”) from and against, and pay on behalf of or reimburse such Purchaser Indemnified Party for, any Loss which any such Purchaser Indemnified Party may suffer or sustain, as a result of:

(i) any misrepresentation or breach of a representation or warranty of either Seller, or any allegation by a third party of a misrepresentation or breach of a representation or warranty, set forth in this Agreement (including the Disclosure Schedules);

(ii) any failure of either Seller to perform or observe any term, provision, covenant or agreement contained in this Agreement;

(iii) any Indemnified Taxes;

(iv) any Indebtedness of the Company at and as of the Closing Date; or

(v) any Liability arising out of operation of the Business prior to the Closing Date.

ARTICLE V.
MISCELLANEOUS

Section 5.1. Expenses. Except as otherwise provided herein, each of the Parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. For the avoidance of doubt, neither the Purchaser nor the Company shall be responsible for any expenses of the Sellers in connection with this Agreement or the transactions contemplated hereby.

Section 5.2. Entire Agreement. This Agreement and the Lease Agreement and the other agreements and instruments delivered pursuant to the terms of this Agreement (collectively, the “Transaction Documents”) constitute the entire agreement among the Parties hereto and thereto with respect to the respective subject matters of such Transaction Documents, and each supersedes any other prior and contemporaneous understandings, agreements or representations by or among such Parties, whether written or oral, that may have related in any way to the subject matter hereof or thereof, including, without limitation, any letter of intent, as amended, dated as of or prior to the date hereof, among any of the Company, the Seller, Seller Representative and/or the Purchaser or its Affiliates.

Section 5.3. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties hereto; provided, however, that the Purchaser may assign any of its respective rights and/or obligations under this Agreement to (a) any Affiliate of the Purchaser, or (b) any Person who shall acquire substantially all of the Assets of the Purchaser or a majority in voting power of the capital shares or equity interests of the Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise).

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Section 5.4. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 5.5. Notices. All notices, requests, demands, claims and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, facsimiled or emailed (which facsimile or email shall not constitute notice unless the recipient thereof acknowledges receipt in writing or if the recipient acts upon the notice so delivered), sent by nationally recognized overnight courier, postage prepaid, to the Parties hereto at the following respective addresses (or at such other address for any such Party as shall be specified by like notice), with a copy by email (which shall not constitute notice, unless the recipient thereof acknowledges receipt in writing or if the recipient acts upon the notice so delivered):

If to the Purchaser:

Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Facsimile: (858) 345-1745
Email: mark@imprimispharma.com
Attention: Mark L. Baum

If to the Sellers or the Seller Representative:

1105 N. Central Expressway, Suite 2110
Allen, Texas 75103
Facsimile: (469) 675-3427
Email:
Attention: Jonathan Nguyen

If to the Company (before Closing), to:

1105 N. Central Expressway, Suite 2110
Allen, Texas 75103
Facsimile: (469) 675-3427
Email:
Attention: Jonathan Nguyen

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If to the Company (after Closing), to:

Imprimis Pharmaceuticals, Inc.

12264 El Camino Real, Suite 350
San Diego, California 92130
Facsimile: (858) 345-1745
Email: mark@imprimispharma.com
Attention: Mark L. Baum

All such notices and other communications shall be deemed to have been given and received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by facsimile or electronic mail, on the date of such delivery if (but only if) receipt thereof is acknowledged in writing by the recipient or if the recipient acts upon the notice so delivered, and (c) in the case of delivery by nationally recognized overnight courier, on the date of delivery as confirmed by such courier.

Section 5.6. Further Assurances. Each Party hereto, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement.

Section 5.7. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Texas, without giving effect to any choice of law or conflicting provision or rule that would cause the Laws of any jurisdiction other than the State of Texas to be applied. In furtherance of the foregoing, the Laws of the State of Texas will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 5.8. Jurisdiction and Service of Process. Any suit, action or proceeding brought by any Party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any court located in the County of Collin, Texas, or the federal court in the Eastern District of Texas. Each Party hereto hereby submits to the jurisdiction of any such court located in the County of Collin, Texas, or the federal court in the Eastern District of Texas having subject matter jurisdiction in any suit, action or proceeding brought by any other Party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing each Party hereto hereby agrees that service of process on such Party in accordance with the provisions of this Section 5.8 in respect of any such suit, action or proceeding shall be deemed effective service of process on such Party.

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Section 5.9. Waiver of Jury Trial. Each of the Parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any other document.

Section 5.10. Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by either Party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 2015 (the “Termination Date”); provided, that the Party seeking to terminate this Agreement pursuant to this Section 5.10(a) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date; and

(b) by mutual written consent of the Purchaser and the Sellers.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

IMPRIMIS PHARMACEUTICALS, INC.

By:	/s/ Mark L. Baum
Name:	Mark L. Baum
Title:	CEO

JONATHAN NGUYEN

/s/ Jonathan Nguyen

JULIE TRINH

/s/ Julie Trinh

JT PHARMACY, INC. (D/B/A CENTRAL ALLEN PHARMACY)

By:	/s/ Jonathan Nguyen
Name:	Jonathan Nguyen
Title:	President

[Signature Page to Stock Purchase Agreement]

APPENDIX A

DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any (a) officer, director, partner, member or manager of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of California, are not open for the transaction of normal banking business.

“Cash” means all cash on hand, or in bank accounts, cash equivalents and short-term investments.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competitive Activities” means the active solicitation of prescriptions, purchases, sales or sales of drug products or compounds to be dispensed or otherwise delivered to medical doctors, hospitals and patients from any customer who has purchased drug products or compounds from the Sellers within the last twenty-four (24) months preceding the Closing. Notwithstanding the foregoing, “Competitive Activities” shall not include (i) general advertising not targeted at such customers; or (ii) selling drug products or compounds to such customers on a de minimus basis and as an employee of a retail pharmacy.

“Contracts” means any and all written and unwritten agreements, contracts, deeds, arrangements, purchase orders and other instruments and interests therein, and all amendments thereof.

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of the Sellers and of the Purchaser contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by the Sellers to the Purchaser and by the Purchaser to the Sellers, respectively, simultaneously with the execution and delivery of this Agreement.

“Employees” means employees of the Company.

“Encumbrance” means any claim, Lien (statutory or other), pledge, option, charge, easement, security interest, right-of-way, encroachment, encumbrance, mortgage or other rights of third parties.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, as in effect from time to time including any amendments thereto. For example, the “Fundamental Documents” of a corporation would be its certificate or articles of incorporation and bylaws, each as may be amended from time to time.

“GAAP” means accounting principles generally accepted in the United States of America

“Governmental Entity” means any court, administrative agency, tribunal, department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Hazardous Materials” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants” or words of similar meaning and regulatory effect under Environmental Law, including petroleum or petroleum by-products, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyl, radioactive material or radon.

“Health Care Legal Requirement” means, with respect to the Company and the Business, any legal requirement relating to health care regulatory matters, including, (a) 42 U.S.C. 1320a-7, 7a and 7b, which are commonly referred to as the “Federal Fraud Statutes” or “Anti-Kickback Statutes” (b) 42 U.S.C. 1395nn, which is commonly referred to as the “Stark Statute,” (c) 31 U.S.C. 3729-3733, which is commonly referred to as the “Federal False Claims Act,” (d) 42 U.S.C. 1320d through 1320d-8 and 42 C.F.R. 160, 162 and 164, which is commonly referred to as the “Health Insurance Portability and Accountability Act of 1996,” (e) applicable Laws of the U.S. Food and Drug Administration and all regulations promulgated thereunder, (f) applicable Laws of the U.S. Drug Enforcement Administration and all regulations promulgated thereunder, (g) applicable state anti-kickback laws, (h) state information privacy and security laws, and (i) state laws governing the licensure and operation of pharmacies, including, without limitation, California Business and Professions Code Chapter 9. Health Care Legal Requirement does not include any Environmental Laws.

“Indebtedness” means, with respect to the Company, and without duplication: (a) any obligation of such Person for borrowed money, whether or not reflected on the face of the balance sheet contained in the Financial Statements, together with all prepayment premiums or penalties and other amounts with respect to such indebtedness prepaid or becoming due as a result of this transaction; (b) any unpaid interest and bank fees owing on any such indebtedness described in clause (a); (c) all obligations in respect of purchase money liens and capitalized leases (calculated in accordance with GAAP); (d) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (e) all obligations of the Company for deferred purchase price earn-out or similar contingent payment obligations (whether or not currently payable and to the fullest extent payable); (f) all obligations of the Company relating to retention payments, change of control/transaction-related or similar bonuses and payments (including severance payments), in each case which become payable in connection with or as a result of the Closing; (g) all obligations of the Company relating to any accrued but unpaid amounts owing to any Employees, including, without limitation, any “back-pay” or equivalent thereof; (h) any other obligation that, in accordance with GAAP, would be required to be reflected as debt on the balance sheet of the Company; and (i) the amount of any guarantees of Indebtedness of the type described in clauses (a) through (i) above of any other Person.

“Indemnified Taxes” means (a) any Liability for Taxes of the Company for any Pre-Closing Tax Period; (b) any Liability attributable to any misrepresentation or breach of warranty made by either Seller in Section 2.11; and (c) any Liability for Taxes attributable to any failure to comply with any of the covenants or agreements of each Seller under this Agreement; in each case, other than and expressly excluding (i) any current Liability for Taxes included in the calculation of Closing Working Capital and (ii) the portion of any Transfer Taxes to be paid by Purchaser. In the case of any Taxes for a Straddle Period, the portion of such Tax that shall be treated as part of the Pre-Closing Tax Period shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax not included in clause (x) above, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Company.

“Interfering Activities” means directly or indirectly (a) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce, any Person employed by, as agent of, or a service provider to, the Company within the twelve (12)-month period prior to the Closing to terminate (or, in the case of an agent or service provider, terminate or reduce) such Person’s employment, agency or service, as the case may be, with the Company; provided, that the foregoing shall not be violated by general advertising not targeted at Employees; (b) hiring any Person who was employed by, an agent of, or a service provider to, the Company, within the six (6) month period prior to the date of such hiring; provided, that the foregoing shall not be violated by a hiring for other than Competitive Activities; or (c) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any customer, supplier, licensee or other business relation (or any direct or indirect subsidiary of any such customer, supplier, licensee or other business relation) of the Company to cease doing business with or reduce the amount of business conducted with (including by providing similar services or products to any such Person) the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company.

“Knowledge” (whether capitalized or not) as to any Person, means all facts of which such Person has actual notice or knowledge or should have notice or knowledge following due inquiry and reasonable diligence; provided, that the phrase “Knowledge of the Sellers” shall include the joint and several Knowledge of the Sellers.

“Law” means any constitution, law, statute, treaty, rule, directive, requirement, regulation or Order of, or promulgated by, any Governmental Entity, and without limiting the foregoing, includes applicable Health Care Legal Requirements.

“Lease Agreement” means the lease agreement by and between the Company, as tenant, and Healthcare Reit, Inc., as landlord.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option or other similar arrangement or interest in real or personal property.

“Loss” means any loss (including, without limitation, incidental and consequential damages and diminutions in value), Liability, demand, claim, action, cause of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, cost, damage (including punitive damages), deficiency, Tax, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, judgment, adjustment, defense or settlement of any of the foregoing.

“Material Adverse Effect” of any Person means any change, development, circumstance, effect, event or fact that (a) has had, or could reasonably be expected to have, a material adverse effect upon the financial condition, business, Assets, Liabilities, prospects or results of operations of such Person, taken as a whole or (b) could reasonably be expected to prevent or materially impede or delay the performance by such Person of their respective obligations under this Agreement or the consummation of the transactions contemplated hereby; provided, however, that any adverse change, event or effect arising from any of the following shall not (other than as expressly excepted by the proviso immediately after the following clause (iii)) be deemed a Material Adverse Effect: (i) changes after the date hereof in general economic conditions in the United States, (ii) the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, or (iii) changes after the date hereof in GAAP or Laws applicable to the Company; provided, further, however, that any change, event or effect referred to in clauses (i) through (iii) may be taken into account in determining whether or not there has been a “Material Adverse Effect” to the extent such change, event or effect has a disproportionate adverse effect on the Company, taken as a whole, as compared to other participants in the industry in which the Company operates.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained, from any Governmental Entity.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” means any Tax period (or portions thereof as determined pursuant to the penultimate sentence of the definition of Indemnified Taxes) ending on or prior to the Closing Date.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry, audit or investigation before or by a Governmental Entity or an arbitrator.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Restricted Period” means the period commencing on the Effective Date and ending on the Second (2nd) anniversary of the Closing Date.

“Solicitation Restricted Period” means the period commencing on the Effective Date and ending on the Second (2nd) anniversary of the Closing Date.

“Straddle Period” means any Tax period that includes, but do not end on, the Closing Date.

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person (or a Subsidiary of such specified Person) has direct or indirect ownership interest.

“Tax” or “Taxes” means (i) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not; (ii) Liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; and (iii) Liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in (i) or (ii).

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Governmental Entity.

“Total Tax Consideration” shall mean the total amount deemed received by the Company from Purchaser in exchange for the assets of the Company for income Tax purposes pursuant to this Agreement and the Section 338(h)(10) Election, including the Purchase Price, as adjusted hereunder, and any liabilities of the Company properly includible in determining the amount realized by the Company for income Tax purposes in connection with its deemed sale of its assets.

“Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration or other similar Taxes and fees.

Interpretation and Meaning. The definitions in this Appendix A shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Appendices, Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Appendices, Articles, Sections, Exhibits and Schedules shall be deemed references to Appendices, Articles and Sections of, and Exhibits and Schedules to this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP, unless the fact that the Company has not maintained its books and records in accordance with GAAP shall render such meaning confusing, inappropriate or inapplicable, or shall have an inequitable result on the Sellers. Any reference to any supranational, national, federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars.